                                    HUNT CLUB
                                 5421 CALDER WAY
                              INDIANAPOLIS, INDIANA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                                AS OF MAY 8, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                JULY 17,2002

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei,Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:      HUNT CLUB
         5421 CALDER WAY
         INDIANAPOLIS, MARION COUNTY, INDIANA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 200 units with a total of 202,848 square feet of rentable area. The improvements were built in 1973. The improvements are situated on 17.994 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 93% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
HUNT CLUB,INDIANAPOLIS, INDIANA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 8, 2003 is:

                                          ($8,400,000)

                                  Respectfully submitted,
                                  AMERICAN APPRAISAL ASSOCIATES, INC.

                                  -s- Kenneth W. Kapecki
July 17, 2003                     Ken Kapecki, MAI
#053272                           Managing Principal, Real Estate Group
                                  State of Indiana, Certified General Appraiser,
                                   #CG49600008

Report By:
John Nolan

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
HUNT CLUB, INDIANAPOLIS, INDIANA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary .........................................................    4
Introduction ..............................................................    9
Area Analysis .............................................................   11
Market Analysis ...........................................................   14
Site Analysis .............................................................   16
Improvement Analysis ......................................................   16
Highest and Best Use ......................................................   17

                                   VALUATION

Valuation Procedure .......................................................   18
Sales Comparison Approach .................................................   20
Income Capitalization Approach ............................................   26
Reconciliation and Conclusion .............................................   37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
HUNT CLUB, INDIANAPOLIS, INDIANA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                     Hunt Club
LOCATION:                          5421 Calder Way
                                   Indianapolis, Indiana

INTENDED USE OF ASSIGNMENT:        Court Settlement
PURPOSE OF APPRAISAL:              "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:                Fee simple estate

DATE OF VALUE:                     May 8, 2003
DATE OF REPORT:                    July 17, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                            17.994 acres, or 783,819 square feet
  Assessor Parcel No.:             005718
  Floodplain:                      Community Panel No. 18097C0160 E (January 5,
                                   2001)
                                   Flood Zone X, an area outside the floodplain.
  Zoning:                          D-6 (Medium Density Multifamily District)

BUILDING:
  No. of Units:                    200 Units
  Total NRA:                       202,848 Square Feet
  Average Unit Size:               1,014 Square Feet
  Apartment Density:               11.1 units per acre
  Year Built:                      1973

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                        Market Rent
            Square   ----------------   Monthly   Annual
Unit Type    Feet    Per Unit  Per SF   Income    Income
---------------------------------------------------------
1Br/1Ba         800  $    575  $ 0.72  $ 32,200  $  386,400
2Br/2Ba       1,052  $    650  $ 0.62  $ 46,800  $  561,600
2Br/2Ba       1,072  $    675  $ 0.63  $ 21,600  $  259,200
2Br/2Ba       1,200  $    720  $ 0.60  $ 28,800  $  345,600
                               Total   $129,400  $1,552,800

OCCUPANCY:                         93%
ECONOMIC LIFE:                     45 Years
EFFECTIVE AGE:                     25 Years
REMAINING ECONOMIC LIFE:           20 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
HUNT CLUB, INDIANAPOLIS, INDIANA

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

                                   [PICTURE]

                         EXTERIOR - APARTMENT BUILDING

                                   [PICTURE]

                              EXTERIOR - FRONTAGE

                                   AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
HUNT CLUB, INDIANAPOLIS, INDIANA

                               NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
  As Vacant:                       Hold for future multi-family development
  As Improved:                     Continuation as its current use

METHOD OF VALUATION:               In this instance, the Sales Comparison and
                                   Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
HUNT CLUB, INDIANAPOLIS, INDIANA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                            Amount                $/Unit
                                         -------------------------------------
DIRECT CAPITALIZATION

Potential Rental Income                  $1,552,800            $7,764
Effective Gross Income                   $1,530,726            $7,654
Operating Expenses                       $848,439              $4,242            55.4% of EGI
Net Operating Income:                    $642,287              $3,211

Capitalization Rate                      7.75%
DIRECT CAPITALIZATION VALUE              $8,300,000 *          $41,500 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                           10 years
2002 Economic Vacancy                    11%
Stabilized Vacancy
& Collection Loss:                       7%
Lease-up / Stabilization
Period                                   N/A
Terminal Capitalization
Rate                                     8.25%
Discount Rate                            10.50%
Selling Costs                            2.00%
Growth Rates:
   Income                                3.00%
   Expenses:                             3.00%
DISCOUNTED CASH FLOW VALUE               $8,400,000 *          $42,000 / UNIT

RECONCILED INCOME
CAPITALIZATION VALUE                     $8,400,000            $42,000 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
   Range of Sales $/Unit (Unadjusted)    $29,953 to $61,397
   Range of Sales $/Unit (Adjusted)      $40,334 to $48,350
VALUE INDICATION - PRICE PER UNIT        $8,400,000  *         $42,000 / UNIT

EGIM ANALYSIS
   Range of EGIMs from Improved Sales    4.12 to 6.75
   Selected EGIM for Subject             5.50
   Subject's Projected EGI               $1,530,726
EGIM ANALYSIS CONCLUSION                 $8,400,000 *          $42,000 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION         $8,400,000 *          $42,000 / UNIT

RECONCILED SALES COMPARISON VALUE        $8,400,000            $42,000 / UNIT

-------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
HUNT CLUB, INDIANAPOLIS, INDIANA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                        $8,400,000
   NOI Per Unit                          $8,400,000
   EGIM Multiplier                       $8,400,000
INDICATED VALUE BY SALES COMPARISON      $8,400,000        $42,000 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:         $8,300,000
   Discounted Cash Flow Method:          $8,400,000
INDICATED VALUE BY THE INCOME APPROACH   $8,400,000        $42,000 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:     $8,400,000        $42,000 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
HUNT CLUB, INDIANAPOLIS,INDIANA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 5421 Calder Way, Indianapolis, Marion County, Indiana. Indianapolis identifies it as 005718.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by John Nolan on May 8, 2003. Ken Kapecki, MAI has not made a personal inspection of the subject property. John Nolan performed the research, valuation analysis and wrote the report. Ken Kapecki, MAI reviewed the report and concurs with the value. Ken Kapecki, MAI and John Nolan have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 8, 2003. The date of the report is July 17, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
HUNT CLUB, INDIANAPOLIS, INDIANA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

   MARKETING PERIOD:    6 to 12 months
   EXPOSURE PERIOD:     6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in MBRF 87-1. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
HUNT CLUB, INDIANAPOLIS, INDIANA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Indianapolis, Indiana. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East - Franklin / Fall Creek Rd.
West - Rt. 37
South - Rt. 36/67
North - 75th St.

MAJOR EMPLOYERS

Major employers in the subject's area include Clarian Health Systems, Eli Lilly and Company, Community Hospitals Indianapolis, Marsh/Village Pantry Supermarkets, St. Vincent Hospital and Health Care, IUPUI, Kroger Central Marketing Area, Rolls Royce, Federal Express, and St. Francis Hospital & Health Centers. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
HUNT CLUB, INDIANAPOLIS, INDIANA

                           NEIGHBORHOOD DEMOGRAPHICS

                                                    AREA
                               -----------------------------------------------
          CATEGORY             1-MI. RADIUS     3-MI. RADIUS      5-MI. RADIUS           MSA
------------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                   10,594           77,643           210,001         1,646,584
5-Year Population                    10,381           76,291           210,018         1,750,376
% Change CY-5Y                         -2.0%            -1.7%              0.0%              6.3%
Annual Change CY-5Y                    -0.4%            -0.3%              0.0%              1.3%

HOUSEHOLDS
Current Households                    4,432           31,733            88,142           648,288
5-Year Projected Households           4,391           31,679            89,140           696,995
% Change CY - 5Y                       -0.9%            -0.2%              1.1%              7.5%
Annual Change CY-5Y                    -0.2%             0.0%              0.2%              1.5%

INCOME TRENDS
Median Household Income        $     36,646     $     37,154      $     37,721      $     47,488
Per Capita Income              $     21,925     $     22,026      $     22,823      $     24,134
Average Household Income       $     52,011     $     54,380      $     54,501      $     61,296

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                    AREA
                               -----------------------------------------------
          CATEGORY             1-MI. RADIUS     3-MI. RADIUS      5-MI. RADIUS             MSA
-------------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting              46.33%           35.81%            37.13%            29.55%
5-Year Projected % Renting           45.49%           35.10%            36.15%            28.58%

% of Households Owning               47.94%           55.58%            54.10%            63.75%
5-Year Projected % Owning            48.79%           56.42%            55.27%            65.18%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
HUNT CLUB, INDIANAPOLIS, INDIANA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Multi-Family Residential
South - Single-Family Residential
East - I-465
West - Single-Family Residential

CONCLUSIONS

The subject is well located within the city of Indianapolis. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
HUNT CLUB, INDIANAPOLIS, INDIANA

                                 MARKET ANALYSIS

The subject property is located in the city of Indianapolis in Marion County. The overall pace of development in the subject's market is more or less stable. Approximately 2,550 new units are projected to be constructed in the Indianapolis Metro Area in 2003. This would represent a slight increase from 2002 constructed units of 2,439. The new construction is primarily occurring on the northwest side of town, on the southwest suburbs near the airport, and downtown. No new construction is anticipated in the subject's immediate neighborhood. (Source: CB Richard Ellis) The following table illustrates historical vacancy rates for the subject's market.

                            HISTORICAL VACANCY RATE

Period   Region   Submarket
---------------------------
 2002     9.3%      10.4%
 2001     9.4%       9.3%
 2000     8.8%       9.4%
 1999     7.8%       9.2%
 1998     7.9%       8.9%
 1997     7.8%       6.4%
 1996     7.7%       8.1%
 1995     7.7%       6.8%
 1994     7.7%       6.2%

Source: CB Richard Ellis, US Census Bureau

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has equated the overall market. Vacancy rates in the area have been increasing for the past three years due primarily to the US recession and decreasing mortgage rates. Low mortgage rates have enticed many former renters to purchase homes. To encourage leasing activity, apartment managers have decreased rents, and offered rent concessions such as free rent or waiving security deposits. In addition, many properties have added/improved amenities such as swimming pools, tennis courts, fitness rooms, and clubhouses. While the Indianapolis economy has been affected by the recession of the early 2000's, its economy is strong relative to other major US cities.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
HUNT CLUB, INDIANAPOLIS, INDIANA

             HISTORICAL AVERAGE RENT

Period   Region   % Change   Submarket   % Change
--------------------------------------------------
 1993     $609        -         N/A          -
 1994     $637      4.6%        N/A         N/A
 1995     $659      3.5%        N/A         N/A
 1996     $684      3.8%        N/A         N/A
 1997     $703      2.8%        N/A         N/A
 1998     $730      3.8%        N/A         N/A
 1999     $747      2.3%        N/A         N/A
 2000     $767      2.7%        N/A         N/A
 2001     $779      1.6%        N/A         N/A
 2002     $787      1.0%        N/A         N/A

The following table illustrates a summary of the subject's competitive set.

                                         COMPETITIVE PROPERTIES


   No.        Property Name       Units   Ocpy.   Year Built         Proximity to subject
----------------------------------------------------------------------------------------------
   R-1    Cottages at Fall Creek    770    92%       1970      0.5 miles NW of the subject
   R-2    Salem Courthouse          388    73%       1979      0.5 miles north of the subject
   R-3    The Orchard               378    95%       1973      0.25 miles east of the subject
   R-4    Churchill Ranch           134    91%       1973      Within 5-mile radius
   R-5    Lake Castleton          1,265    92%       1980      2.5 miles N of subject
Subject   Hunt Club                 200    93%       1973

The current trend toward low interest rates has increased the percentage of homeowners to renters. Consequently, the market has worsened for rental properties with rents dropping and vacancies increasing.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
HUNT CLUB,INDIANAPOLIS, INDIANA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                        17.994 acres, or 783,819 square feet
  Shape                            Irregular
  Topography                       Slightly slope
  Utilities                        All necessary utilities are available
                                   to the site.
  Soil Conditions                  Stable
  Easements Affecting Site         None other than typical utility easements
  Overall Site Appeal              Average
  Flood Zone:
    Community Panel                18097C0160 E, dated January 5, 2001
    Flood Zone                     Zone X
  Zoning                           D-6, the subject improvements represent a
                                   legal conforming use of the site.

REAL ESTATE TAXES

                     ASSESSED VALUE - 2002
                  ---------------------------       TAX RATE /   PROPERTY
PARCEL NUMBER     LAND     BUILDING     TOTAL        MILL RATE     TAXES
--------------------------------------------------------------------------
  005718        $453,300   $4,029,500   $4,482,800      0.04023   $180,334

IMPROVEMENT ANALYSIS

  Year Built                       1973
  Number of Units                  200
  Net Rentable Area                202,848 Square Feet
  Construction:
    Foundation                     Reinforced concrete slab
    Frame                          Heavy or light wood
    Exterior Walls                 Brick or masonry
    Roof                           Composition shingle over a wood truss
                                   structure
  Project Amenities                Amenities at the subject include a swimming
                                   pool, spa/jacuzzi, gym room, barbeque
                                   equipment, meeting hall, laundry room, and
                                   secured parking.
  Unit Amenities                   Individual unit amenities include a balcony,
                                   cable TV connection, and washer dryer
                                   connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
HUNT CLUB, INDIANAPOLIS, INDIANA

Unit Mix:

                              Unit Area
Unit Type   Number of Units   (Sq. Ft.)
1Br/1Ba            56             800
2Br/2Ba            72           1,052
2Br/2Ba            32           1,072
2Br/2Ba            40           1,200

Overall Condition                  Average
Effective Age                      25 years
Economic Life                      45 years
Remaining Economic Life            20 years
Deferred Maintenance               None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1973 and consist of a 200-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
HUNT CLUB, INDIANAPOLIS, INDIANA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
HUNT CLUB, INDIANAPOLIS, INDIANA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
HUNT CLUB, INDIANAPOLIS, INDIANA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
HUNT CLUB, INDIANAPOLIS, INDIANA

SUMMARY OF COMPARABLE SALES - IMPROVED

                                                                                          COMPARABLE
          DESCRIPTION                             SUBJECT                                   I - 1
-------------------------------------------------------------------------------------------------------------
  Property Name                    Hunt Club                            Carriagetree Apartments
                                                                        (Monon Place Apts.)
LOCATION:
  Address                          5421 Calder Way                      5900 Carvel Ave.

  City, State                      Indianapolis, Indiana                Indianapolis, IN
  County                           Marion                               Marion
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           202,848                              140,492
  Year Built                       1973                                 1966
  Number of Units                  200                                  136
  Unit Mix:                                 Type              Total              Type              Total
                                   1Br/1Ba                     56       1Br/1Ba                     16
                                   2Br/2Ba                     72       2Br/1Ba                     16
                                   2Br/2Ba                     32       2Br/2Ba                     84
                                   2Br/2Ba                     40       3Br/2Ba                     20

  Average Unit Size (SF)           1,014                                1,033
  Land Area (Acre)                 17.9940                              8.0000
  Density (Units/Acre)             11.1                                 17.0
  Parking Ratio (Spaces/Unit)      2.00                                 2.00
  Parking Type (Gr., Cov.,etc.)    Garage, Open Covered                 Open, Covered
CONDITION:                         Good                                 Good
APPEAL:                            Good                                 Very Good
AMENITIES:
  Pool/Spa                         Yes/Yes                              Yes/No
  Gym Room                         Yes                                  No
  Laundry Room                     Yes                                  Yes
  Secured Parking                  Yes                                  Yes
  Sport Courts                     Yes                                  Yes
  Washer/Dryer Connection          Yes                                  Yes

OCCUPANCY:                         93%                                  98%
TRANSACTION DATA:
  Sale Date                                                             April, 2001
  Sale Price ($)                                                        $8,350,000
  Grantor

  Grantee                                                               Buckingham Management

  Sale Documentation
  Verification
  Telephone Number
ESTIMATED PRO-FORMA:                                                       Total $      $/Unit     $/SF
  Potential Gross Income                                                $ 1,492,992   $  10,978   $ 10.63
  Vacancy/Credit Loss                                                   $    44,790   $     329   $  0.32
                                                                        ---------------------------------
  Effective Gross Income                                                $ 1,448,202   $  10,649   $ 10.31
  Operating Expenses                                                    $   796,511   $   5,857   $  5.67
                                                                        ---------------------------------
  Net Operating Income                                                  $   651,691   $   4,792   $  4.64
NOTES:                                                                  None

  PRICE PER UNIT                                                                      $  61,397
  PRICE PER SQUARE FOOT                                                               $   59.43
  EXPENSE RATIO                                                                            55.0%
  EGIM                                                                                     5.77
  OVERALL CAP RATE                                                                         7.80%
  Cap Rate based on Pro Forma
  or Actual Income?                                                                   PRO FORMA

                                                     COMPARABLE                           COMPARABLE
          DESCRIPTION                                  I - 2                                I - 3
----------------------------------------------------------------------------------------------------------
  Property Name                    Arbor Green Apartments              Arbor Green Apartments

LOCATION:
  Address                          3836 Arbor Green Lane               3836 Arbor Green Lane

  City, State                      Indianapolis, IN                    Indianapolis, IN
  County                           Marion                              Marion
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           181,152                             181,152
  Year Built                       1989                                1989
  Number of Units                  208                                 208
  Unit Mix:                                 Type              Total             Type              Total
                                   1Br/1Ba                     48      1Br/1Ba                     48
                                   1Br/1Ba                     56      1Br/1Ba                     56
                                   2Br/1Ba                     16      2Br/1Ba                     16
                                   2Br/2Ba                     72      2Br/2Ba                     72
                                   3Br/2Ba                     16      3Br/2Ba                     16

  Average Unit Size (SF)           871                                 871
  Land Area (Acre)                 20.7750                             20.7750
  Density (Units/Acre)             10.0                                10.0
  Parking Ratio (Spaces/Unit)      2.00                                2.00
  Parking Type (Gr., Cov.,etc.)    Open, Covered                       Open, Covered
CONDITION:                         Good                                Good
APPEAL:                            Good                                Good
AMENITIES:
  Pool/Spa                         Yes/No                              Yes/No
  Gym Room                         Yes                                 Yes
  Laundry Room                     Yes                                 Yes
  Secured Parking                  Yes                                 Yes
  Sport Courts                     Yes                                 Yes
  Washer/Dryer Connection          Yes                                 Yes

OCCUPANCY:                         94%                                 94%
TRANSACTION DATA:
  Sale Date                        September, 2002                     May, 2001
  Sale Price ($)                   $11,250,000                         $9,400,000
  Grantor                          Connor & Murphy

  Grantee                          Ritter & Co                         Connor & Murphy

  Sale Documentation
  Verification
  Telephone Number
ESTIMATED PRO-FORMA:                  Total $      $/Unit    $/SF         Total $      $/Unit    $/SF
  Potential Gross Income           $ 1,719,264   $  8,266   $  9.49    $ 1,719,264   $  8,266   $  9.49
  Vacancy/Credit Loss              $    51,578   $    248   $  0.28    $    51,578   $    248   $  0.28
                                   --------------------------------------------------------------------
  Effective Gross Income           $ 1,667,686   $  8,018   $  9.21    $ 1,667,686   $  8,018   $  9.21
  Operating Expenses               $   917,227   $  4,410   $  5.06    $   917,227   $  4,410   $  5.06
                                   --------------------------------------------------------------------
  Net Operating Income             $   750,459   $  3,608   $  4.14    $   750,459   $  3,608   $  4.14
NOTES:                             None                                None

  PRICE PER UNIT                                 $  54,087                           $  45,192
  PRICE PER SQUARE FOOT                          $   62.10                           $   51.89
  EXPENSE RATIO                                      55.0%                                55.0%
  EGIM                                                6.75                                5.64
  OVERALL CAP RATE                                   6.67%                                7.98%
  Cap Rate based on Pro Forma
  or Actual Income?                              PRO FORMA                            PRO FORMA

                                                       COMPARABLE                          COMPARABLE
          DESCRIPTION                                    I - 4                               I - 5
-------------------------------------------------------------------------------------------------------
  Property Name                    Hawthorn Heights                    Willows at Castleton

LOCATION:
  Address                          4850 E. 62nd                        5850 Laketon Dr

  City, State                      Indianapolis, IN                    Indianapolis, IN
  County                           Marion                              Marion
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           240,929                             257,135
  Year Built                       1967                                1973
  Number of Units                  241                                 220
  Unit Mix:                                 Type              Total             Type              Total
                                   1Br/1Ba                             1Br/1Ba                     83
                                   2Br/2Ba                             2Br/2Ba                     95
                                   3Br/2Ba                             3Br/2Ba                     42

  Average Unit Size (SF)           1,000                               1,169
  Land Area (Acre)                 0.0000                              22.9650
  Density (Units/Acre)                                                 9.6
  Parking Ratio (Spaces/Unit)      2.00                                2.00
  Parking Type (Gr., Cov.,etc.)    Garage, Open, Covered               Open, Covered
CONDITION:                         Fair                                Very Good
APPEAL:                            Fair                                Very Good
AMENITIES:
  Pool/Spa                         Yes/Yes                             Yes/Yes
  Gym Room                         Yes                                 Yes
  Laundry Room                     Yes                                 No
  Secured Parking                  Yes                                 Yes
  Sport Courts                     Yes                                 Yes
  Washer/Dryer Connection          Yes                                 Yes

OCCUPANCY:                         0%                                  0%
TRANSACTION DATA:
  Sale Date                        September, 2001                     November, 2000
  Sale Price ($)                   $7,218,778                          $11,000,000
  Grantor                          Houlihan-Parnes JV CLK
                                   Management Corp
  Grantee                          New Plan Excel                      Connor & Murphy

  Sale Documentation
  Verification
  Telephone Number
ESTIMATED PRO-FORMA:                  Total $      $/Unit    $/SF         Total $      $/Unit    $/SF
  Potential Gross Income           $ 1,804,920   $  7,489   $  7.49    $ 1,824,600    $ 8,294   $  7.10
  Vacancy/Credit Loss              $    54,148   $  225     $  0.22    $  54,738      $   249   $  0.21
                                   --------------------------------------------------------------------
  Effective Gross Income           $ 1,750,772   $  7,265   $  7.27    $ 1,769,862    $ 8,045   $  6.88
  Operating Expenses               $   962,925   $  3,996   $  4.00    $   973,424    $ 4,425   $  3.79
                                   --------------------------------------------------------------------
  Net Operating Income             $   787,848   $  3,269   $  3.27    $   796,438    $ 3,620   $  3.10
NOTES:                             None                                     1998 Renovation

  PRICE PER UNIT                                 $  29,953                            $  50,000
  PRICE PER SQUARE FOOT                          $   29.96                            $   42.78
  EXPENSE RATIO                                      55.0%                                 55.0%
  EGIM                                                4.12                                 6.22
  OVERALL CAP RATE                                  10.91%                                 7.24%
  Cap Rate based on Pro Forma
  or Actual Income?                              PRO FORMA                             PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
HUNT CLUB, INDIANAPOLIS, INDIANA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $29,953 to $61,397 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $40,334 to $48,350 per unit with a mean or average adjusted price of $43,419 per unit. The median adjusted price is $42,000 per unit. Based on the following analysis, we have concluded to a value of $42,000 per unit, which results in an "as is" value of $8,400,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
HUNT CLUB, INDIANAPOLIS, INDIANA

SALES ADJUSTMENT GRID

                                                                                    COMPARABLE
        DESCRIPTION                            SUBJECT                                 I - 1
------------------------------      --------------------------------    --------------------------------
  Property Name                     Hunt Club                           Carriagetree Apartments
                                                                        (Monon Place Apts.)

  Address                           5421 Calder Way                     5900 Carvel Ave.

  City                              Indianapolis, Indiana               Indianapolis, IN
  Sale Date                                                             April, 2001
  Sale Price ($)                                                        $8,350,000
  Net Rentable Area (SF)            202,848                             140,492
  Number of Units                   200                                 136
  Price Per Unit                                                        $61,397
  Year Built                        1973                                1966
  Land Area (Acre)                  17.9940                             8.0000
VALUE ADJUSTMENTS                              DESCRIPTION                      DESCRIPTION         ADJ.
  Property Rights Conveyed          Fee Simple Estate                   Fee Simple Estate            0%
  Financing                                                             Cash To Seller               0%
  Conditions of Sale                                                    Arm's Length                 0%
  Date of Sale (Time)                                                   04-2001                      5%
VALUE AFTER TRANS. ADJUST.
($/UNIT)                                                                            $64,467
  Location                                                              Superior                   -10%
  Number of Units                   200                                 136                        -10%
  Quality / Appeal                  Good                                Comparable                   0%
  Age / Condition                   1973                                1966 / Good                  0%
  Occupancy at Sale                   93%                               98%                         -5%
  Amenities                         Good                                Comparable                   0%
  Average Unit Size (SF)            1,014                               1,033                        0%
PHYSICAL ADJUSTMENT                                                                                -25%
FINAL ADJUSTED VALUE ($/UNIT)                                                       $48,350

                                              COMPARABLE                          COMPARABLE
        DESCRIPTION                             I - 2                               I - 3
--------------------------------   --------------------------------    --------------------------------
  Property Name                    Arbor Green Apartments              Arbor Green Apartments

  Address                          3836 Arbor Green Lane               3836 Arbor Green Lane

  City                             Indianapolis, IN                    Indianapolis, IN
  Sale Date                        September, 2002                     May, 2001
  Sale Price ($)                   $11,250,000                         $9,400,000
  Net Rentable Area (SF)           181,152                             181,152
  Number of Units                  208                                 208
  Price Per Unit                   $54,087                             $45,192
  Year Built                       1989                                1989
  Land Area (Acre)                 20.7750                             20.7750
VALUE ADJUSTMENTS                          DESCRIPTION        ADJ.             DESCRIPTION        ADJ.
  Property Rights Conveyed         Fee Simple Estate           0%      Fee Simple Estate           0%
  Financing                        Cash To Seller              0%      Cash To Seller              0%
  Conditions of Sale               Arm's Length                0%      Arm's Length                0%
  Date of Sale (Time)              09-2002                     0%      05-2001                     5%
VALUE AFTER TRANS. ADJUST.
($/UNIT)                                      $54,087                             $47,452
  Location                         Comparable                  0%      Comparable                  0%
  Number of Units                  208                         0%      208                         0%
  Quality / Appeal                 Comparable                  0%      Comparable                  0%
  Age / Condition                  1989 / Good               -10%      1989 / Good               -10%
  Occupancy at Sale                94%                         0%      94%                         0%
  Amenities                        Comparable                  0%      Comparable                  0%
  Average Unit Size (SF)           871                        -5%      871                        -5%
PHYSICAL ADJUSTMENT                                          -15%                                -15%
FINAL ADJUSTED VALUE ($/UNIT)                 $45,974                             $40,334

                                               COMPARABLE                          COMPARABLE
        DESCRIPTION                              I - 4                               I - 5
--------------------------------   --------------------------------    --------------------------------
  Property Name                    Hawthorn Heights                    Willows at Castleton

  Address                          4850 E. 62nd                        5850 Laketon Dr

  City                             Indianapolis, IN                    Indianapolis, IN
  Sale Date                        September, 2001                     November, 2000
  Sale Price ($)                   $7,218,778                          $11,000,000
  Net Rentable Area (SF)           240,929                             257,135
  Number of Units                  241                                 220
  Price Per Unit                   $29,953                             $50,000
  Year Built                       1967                                1973
  Land Area (Acre)                                                     22.9650
VALUE ADJUSTMENTS                          DESCRIPTION        ADJ.             DESCRIPTION        ADJ.
  Property Rights Conveyed         Fee Simple Estate           0%      Fee Simple Estate           0%
  Financing                        Cash To Seller              0%      Cash To Seller              0%
  Conditions of Sale               Arm's Length                0%      Arm's Length                0%
  Date of Sale (Time)              09-2001                     0%      11-2000                     5%
VALUE AFTER TRANS. ADJUST.
($/UNIT)                                       $29,953                            $52,500
  Location                         Inferior                   15%      Superior                  -10%
  Number of Units                  241                         5%      220                         0%
  Quality / Appeal                 Comparable                  0%      Comparable                  0%
  Age / Condition                  1967 / Fair                15%     1973 / Very Good           -10%
  Occupancy at Sale                                            0%                                  0%
  Amenities                        Comparable                  0%      Comparable                  0%
  Average Unit Size (SF)           1,000                       0%      1,169                       0%
PHYSICAL ADJUSTMENT                                           35%                                -20%
FINAL ADJUSTED VALUE ($/UNIT)                  $40,437                            $42,000

SUMMARY

VALUE RANGE (PER UNIT)         $  40,334     TO     $  48,350
MEAN (PER UNIT)                $  43,419
MEDIAN (PER UNIT)              $  42,000
VALUE CONCLUSION (PER UNIT)    $  42,000

VALUE OF IMPROVEMENT & MAIN SITE       $  8,400,000
  PV OF CONCESSIONS                   -$     20,000
VALUE INDICATED BY SALES COMPARISON
APPROACH                               $  8,380,000
ROUNDED                                $  8,400,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
HUNT CLUB, INDIANAPOLIS, INDIANA

                            NOI PER UNIT COMPARISON

                         SALE PRICE                  NOI/         SUBJECT NOI
COMPARABLE    NO. OF     ----------               --------      --------------    ADJUSTMENT    INDICATED
    NO.        UNITS     PRICE/UNIT      OAR      NOI/UNIT      SUBJ. NOI/UNIT      FACTOR      VALUE/UNIT
----------------------------------------------------------------------------------------------------------
   I-1          136     $  8,350,000     7.80%    $ 651,691    $       642,287       0.670      $  41,148
                        $     61,397              $   4,792    $         3,211
   I-2          208     $ 11,250,000     6.67%    $ 750,459    $       642,287       0.890      $  48,142
                        $     54,087              $   3,608    $         3,211
   I-3          208     $  9,400,000     7.98%    $ 750,459    $       642,287       0.890      $  40,225
                        $     45,192              $   3,608    $         3,211
   I-4          241     $  7,218,778    10.91%    $ 787,848    $       642,287       0.982      $  29,425
                        $     29,953              $   3,269    $         3,211
   I-5          220     $ 11,000,000     7.24%    $ 796,438    $       642,287       0.887      $  44,355
                        $     50,000              $   3,620    $         3,211

                                   PRICE/UNIT

  Low        High     Average     Median
$ 29,425   $ 48,142   $ 40,659   $ 41,148

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                   $    42,000
                                           -----------
Number of Units                                    200

Value                                      $ 8,400,000
  PV of Concessions                        $   -20,000
                                           -----------
Value Based on NOI  Analysis               $ 8,380,000
                             Rounded       $ 8,400,000

The adjusted sales indicate a range of value between $29,425 and $48,142 per unit, with an average of $40,659 per unit. Based on the subject's competitive position within the improved sales, a value of $42,000 per unit is estimated. This indicates an "as is" market value of $8,400,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
HUNT CLUB, INDIANAPOLIS, INDIANA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                         SALE PRICE
COMPARABLE    NO. OF     ----------       EFFECTIVE      OPERATING                  SUBJECT
   NO.        UNITS      PRICE/UNIT     GROSS INCOME      EXPENSE       OER      PROJECTED OER     EGIM
---------------------------------------------------------------------------------------------------------
   I-1         136      $  8,350,000    $  1,448,202    $   796,511    55.00%                       5.77
                        $     61,397
   I-2         208      $ 11,250,000    $  1,667,686    $   917,227    55.00%                       6.75
                        $     54,087
   I-3         208      $  9,400,000    $  1,667,686    $   917,227    55.00%         55.43%        5.64
                        $     45,192
   I-4         241      $  7,218,778    $  1,750,772    $   962,925    55.00%                       4.12
                        $     29,953
   I-5         220      $ 11,000,000    $  1,769,862    $   973,424    55.00%                       6.22
                        $     50,000

EGIM

Low     High    Average    Median
---     ----    -------    ------
4.12    6.75     5.70       5.77

  VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                    5.50
                                         ------------
Subject EGI                               $ 1,530,726
Value                                     $ 8,418,993
  PV of Concessions                      -$    20,000
                                         ------------
Value Based on EGIM Analysis              $ 8,398,993
                               Rounded    $ 8,400,000
                  Value Per Unit          $    42,000

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 55.43% before reserves. The comparable sales indicate an expense ratio of 55.00%, while their EGIMs range from 4.12 to 6.75. Overall, we conclude to an EGIM of 5.50, which results in an "as is" value estimate in the EGIM Analysis of $8,400,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $8,400,000.

Price Per Unit                  $8,400,000
NOI Per Unit                    $8,400,000
EGIM Analysis                   $8,400,000

Sales Comparison Conclusion     $8,400,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
HUNT CLUB, INDIANAPOLIS, INDIANA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
HUNT CLUB, INDIANAPOLIS, INDIANA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                               SUMMARY OF ACTUAL AVERAGE RENTS

                             Average
            Unit Area   -----------------
Unit Type   (Sq. Ft.)   Per Unit   Per SF   %Occupied
-----------------------------------------------------
1Br/1Ba        800      $    549   $ 0.69     85.7%
2Br/2Ba       1052      $    619   $ 0.59     97.2%
2Br/2Ba       1072      $    639   $ 0.60     97.5%
2Br/2Ba       1200      $    689   $ 0.57     93.8%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
HUNT CLUB, INDIANAPOLIS, INDIANA

                                  RENT ANALYSIS

                                                                                  COMPARABLE RENTS
                                                                                  ----------------
                                                                 R-1          R-2         R-3        R-4          R-5
                                                             -----------------------------------------------------------
                                                             Cottages at      Salem       The      Churchill      Lake
                                                             Fall Creek    Courthouse   Orchard     Ranch      Castleton
                                                             -----------------------------------------------------------
                                                                                 COMPARISON TO SUBJECT
                                         SUBJECT   SUBJECT   -----------------------------------------------------------
                          SUBJECT UNIT   ACTUAL    ASKING     Slightly      Slightly    Slightly
      DESCRIPTION            TYPE         RENT      RENT      Superior      Superior    Superior   Superior     Similar
------------------------------------------------------------------------------------------------------------------------
Monthly Rent              1BR/1BA        $   549   $   549   $       585   $      519   $    583               $     778
Unit Area (SF)                               800       800           737          713        745                     823
Monthly Rent Per Sq. Ft                  $  0.69   $  0.69   $      0.79   $     0.73   $   0.78               $    0.94

Monthly Rent              2BR/2BA        $   619   $   619   $       669   $      600   $    681   $     570   $     745
Unit Area (SF)                             1,052     1,052         1,056          931        960         930         944
Monthly Rent Per Sq. Ft                  $  0.59   $  0.59   $      0.63   $     0.64   $   0.71   $    0.61   $    0.79

Monthly Rent              2BR/2BA        $   639   $   639   $       779                           $     695   $     810
Unit Area (SF)                             1,072     1,072         1,120                               1,190       1,065
Monthly Rent Per Sq. Ft                  $  0.60   $  0.60   $      0.70                           $    0.58   $    0.76

Monthly Rent              2BR/2BA        $   689   $   689   $     1,100                           $     775   $     975
Unit Area (SF)                             1,200     1,200         1,700                               1,460       1,291
Monthly Rent Per Sq. Ft                  $  0.57   $  0.57   $      0.65                           $    0.53   $    0.76

      DESCRIPTION            MIN      MAX      MEDIAN    AVERAGE
-----------------------------------------------------------------
Monthly Rent                $  519   $   778   $   584   $   616
Unit Area (SF)                 713       823       741       755
Monthly Rent Per Sq. Ft     $ 0.73   $  0.94   $  0.79   $  0.81

Monthly Rent                $  570   $   745   $   669   $   653
Unit Area (SF)                 930     1,056       944       964
Monthly Rent Per Sq. Ft     $ 0.61   $  0.79   $  0.64   $  0.68

Monthly Rent                $  695   $   810   $   779   $   761
Unit Area (SF)               1,065     1,190     1,120     1,125
Monthly Rent Per Sq. Ft     $ 0.58   $  0.76   $  0.70   $  0.68

Monthly Rent                $  775   $ 1,100   $   975   $   950
Unit Area (SF)               1,291     1,700     1,460     1,484
Monthly Rent Per Sq. Ft     $ 0.53   $  0.76   $  0.65   $  0.64

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                             Market Rent
                              Unit Area   -----------------   Monthly      Annual
Unit Type   Number of Units   (Sq. Ft.)   Per Unit   Per SF   Income       Income
----------------------------------------------------------------------------------
1Br/1Ba           56              800     $    575   $ 0.72   $ 32,200   $  386,400
2Br/2Ba           72            1,052     $    650   $ 0.62   $ 46,800   $  561,600
2Br/2Ba           32            1,072     $    675   $ 0.63   $ 21,600   $  259,200
2Br/2Ba           40            1,200     $    720   $ 0.60   $ 28,800   $  345,600
                                                              --------   ----------
                                                       Total  $129,400   $1,552,800

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
HUNT CLUB, INDIANAPOLIS, INDIANA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                FISCAL YEAR 2000          FISCAL YEAR 2001          FISCAL YEAR 2002
                              --------------------      --------------------      --------------------
                                     ACTUAL                    ACTUAL                    ACTUAL
                              --------------------      --------------------      --------------------
       DESCRIPTION            TOTAL      PER  UNIT      TOTAL       PER UNIT      TOTAL       PER UNIT
-------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $1,576,453   $    7,882   $1,610,329   $    8,052   $1,577,895   $    7,889
  Vacancy                   $  101,295   $      506   $  132,307   $      662   $  119,312   $      597
  Credit Loss/Concessions   $   50,585   $      253   $   37,460   $      187   $   48,944   $      245
                            ---------------------------------------------------------------------------
    Subtotal                $  151,880   $      759   $  169,767   $      849   $  168,256   $      841

  Laundry Income            $        0   $        0   $        0   $        0   $        0   $        0
  Garage Revenue            $    7,730   $       39   $    5,367   $       27   $    3,569   $       18
  Other Misc. Revenue       $   55,549   $      278   $   91,410   $      457   $   80,530   $      403
                            ---------------------------------------------------------------------------
    Subtotal Other Income   $   63,279   $      316   $   96,777   $      484   $   84,099   $      420
                            ---------------------------------------------------------------------------
Effective Gross Income      $1,487,852   $    7,439   $1,537,339   $    7,687   $1,493,738   $    7,469

Operating Expenses
  Taxes                     $  148,746   $      744   $  154,868   $      774   $  169,548   $      848
  Insurance                 $   18,972   $       95   $   30,682   $      153   $   33,900   $      170
  Utilities                 $  169,885   $      849   $  227,066   $    1,135   $  193,215   $      966
  Repair & Maintenance      $   65,498   $      327   $   51,588   $      258   $   52,193   $      261
  Cleaning                  $   72,760   $      364   $   66,412   $      332   $   54,999   $      275
  Landscaping               $   33,983   $      170   $   27,534   $      138   $   37,212   $      186
  Security                  $    4,554   $       23   $    9,108   $       46   $    4,754   $       24
  Marketing & Leasing       $   27,160   $      136   $   28,960   $      145   $   35,348   $      177
  General Administrative    $  194,016   $      970   $  188,397   $      942   $  165,502   $      828
  Management                $   76,891   $      384   $   76,388   $      382   $   75,718   $      379
  Miscellaneous             $   22,849   $      114   $    2,767   $       14   $   38,861   $      194
                            ---------------------------------------------------------------------------
Total Operating Expenses    $  835,314   $    4,177   $  863,770   $    4,319   $  861,250   $    4,306

  Reserves                  $        0   $        0   $        0   $        0   $        0   $        0
                            ---------------------------------------------------------------------------
Net Income                  $  652,538   $    3,263   $  673,569   $    3,368   $  632,488   $    3,162

                               FISCAL YEAR 2003          ANNUALIZED 2003
                              --------------------      --------------------
                               MANAGEMENT BUDGET             PROJECTION                 AAA PROJECTION
                              --------------------      --------------------      ------------------------------
       DESCRIPTION            TOTAL       PER UNIT      TOTAL       PER UNIT      TOTAL       PER UNIT      %
----------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $1,625,232   $    8,126   $1,553,544   $    7,768   $1,552,800   $    7,764   100.0%

  Vacancy                   $  122,891   $      614   $  140,408   $      702   $   77,640   $      388     5.0%
  Credit Loss/Concessions   $   50,412   $      252   $   69,476   $      347   $   31,056   $      155     2.0%
                            -----------------------------------------------------------------------------------
    Subtotal                $  173,304   $      867   $  209,884   $    1,049   $  108,696   $      543     7.0%

  Laundry Income            $        0   $        0   $        0   $        0   $        0   $        0     0.0%
  Garage Revenue            $    3,676   $       18   $        0   $        0   $    3,676   $       18     0.2%
  Other Misc. Revenue       $   82,946   $      415   $   75,112   $      376   $   82,946   $      415     5.3%
                            -----------------------------------------------------------------------------------
    Subtotal Other Income   $   86,622   $      433   $   75,112   $      376   $   86,622   $      433     5.6%
                            -----------------------------------------------------------------------------------
Effective Gross Income      $ 1,538,55   $    7,693   $1,418,772   $    7,094   $1,530,726   $    7,654   100.0%

Operating Expenses
  Taxes                     $  174,634   $      873   $  231,548   $    1,158   $  174,634   $      873    11.4%
  Insurance                 $   34,917   $      175   $   36,496   $      182   $   34,917   $      175     2.3%
  Utilities                 $  199,011   $      995   $  356,528   $    1,783   $  199,011   $      995    13.0%
  Repair & Maintenance      $   53,759   $      269   $   80,716   $      404   $   53,759   $      269     3.5%
  Cleaning                  $   56,649   $      283   $   67,240   $      336   $   56,649   $      283     3.7%
  Landscaping               $   38,328   $      192   $   24,388   $      122   $   38,328   $      192     2.5%
  Security                  $    4,897   $       24   $   680,20   $        3   $    4,897   $       24     0.3%
  Marketing & Leasing       $   36,408   $      182   $   34,520   $      173   $   36,408   $      182     2.4%
  General Administrative    $  170,467   $      852   $  134,192   $      671   $  170,467   $      852    11.1%
  Management                $   77,990   $      390   $   69,008   $      345   $   76,536   $      383     5.0%
  Miscellaneous             $   40,027   $      200   $   11,328   $       57   $    2,832   $       14     0.2%
                            -----------------------------------------------------------------------------------
Total Operating Expenses    $  887,088   $    4,435   $1,046,644   $    5,233   $  848,439   $    4,242    55.4%

  Reserves                  $        0   $        0   $        0   $        0   $   40,000   $      200     4.7%
                            -----------------------------------------------------------------------------------
Net Income                  $  651,463   $    3,257   $  372,128   $    1,861   $  642,287   $    3,211    42.0%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 7% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
HUNT CLUB, INDIANAPOLIS, INDIANA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $200 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $200 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                          CAPITALIZATION RATES
             ----------------------------------------------
                   GOING-IN                  TERMINAL
             ----------------------------------------------
              LOW           HIGH        LOW           HIGH
             ----------------------------------------------
RANGE        6.00%         10.00%      7.00%         10.00%
AVERAGE             8.14%                     8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
HUNT CLUB, INDIANAPOLIS, INDIANA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.      SALE DATE      OCCUP.     PRICE/UNIT       OAR
---------      ---------      ------     ----------       ---
   I-1          Apr-01         98%        $61,397         7.80%
   I-2          Sep-02         94%        $54,087         6.67%
   I-3          May-01         94%        $45,192         7.98%
   I-4          Sep-01          0%        $29,953        10.91%
   I-5          Nov-00          0%        $50,000         7.24%
                                             High        10.91%
                                              Low         6.67%
                                          Average         8.12%

Based on this information, we have concluded the subject's overall capitalization rate should be 7.75%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 8.25%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 10.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 10.50% indicates a value of $8,400,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
HUNT CLUB, INDIANAPOLIS, INDIANA

approximately 45% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
HUNT CLUB, INDIANAPOLIS, INDIANA

DISCOUNTED CASH FLOW ANALYSIS

                                    HUNT CLUB

                YEAR                      APR-2004       APR-2005       APR-2006       APR-2007       APR-2008       APR-2009
             FISCAL YEAR                      1              2              3              4              5              6
------------------------------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                             $1,552,800     $1,599,384     $1,647,366     $1,696,786     $1,747,690     $1,800,121

   Vacancy                               $   77,640     $   79,969     $   82,368     $   84,839     $   87,385     $   90,006
   Credit Loss                           $   31,056     $   31,988     $   32,947     $   33,936     $   34,954     $   36,002
   Concessions                           $   21,600     $        0     $        0     $        0     $        0     $        0
                                         -------------------------------------------------------------------------------------
     Subtotal                            $  130,296     $  111,957     $  115,316     $  118,775     $  122,338     $  126,008

   Laundry Income                        $        0     $        0     $        0     $        0     $        0     $        0
   Garage Revenue                        $    3,676     $    3,786     $    3,900     $    4,017     $    4,137     $    4,262
   Other Misc. Revenue                   $   82,946     $   85,434     $   87,997     $   90,637     $   93,356     $   96,157
                                         -------------------------------------------------------------------------------------
       Subtotal Other Income             $   86,622     $   89,221     $   91,897     $   94,654     $   97,494     $  100,419
                                         -------------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                   $1,509,126     $1,576,648     $1,623,947     $1,672,666     $1,722,846     $1,774,531

OPERATING EXPENSES:
   Taxes                                 $  174,634     $  179,873     $  185,270     $  190,828     $  196,553     $  202,449
   Insurance                             $   34,917     $   35,965     $   37,043     $   38,155     $   39,299     $   40,478
   Utilities                             $  199,011     $  204,982     $  211,131     $  217,465     $  223,989     $  230,709
   Repair & Maintenance                  $   53,759     $   55,372     $   57,033     $   58,744     $   60,506     $   62,321
   Cleaning                              $   56,649     $   58,348     $   60,099     $   61,902     $   63,759     $   65,672
   Landscaping                           $   38,328     $   39,478     $   40,663     $   41,882     $   43,139     $   44,433
   Security                              $    4,897     $    5,044     $    5,195     $    5,351     $    5,511     $    5,677
   Marketing & Leasing                   $   36,408     $   37,501     $   38,626     $   39,784     $   40,978     $   42,207
   General Administrative                $  170,467     $  175,581     $  180,849     $  186,274     $  191,862     $  197,618
   Management                            $   75,456     $   78,832     $   81,197     $   83,633     $   86,142     $   88,727
   Miscellaneous                         $    2,832     $    2,917     $    3,004     $    3,095     $    3,187     $    3,283
                                         -------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                 $  847,359     $  873,893     $  900,109     $  927,113     $  954,926     $  983,574

   Reserves                              $   40,000     $   41,200     $   42,436     $   43,709     $   45,020     $   46,371
                                         -------------------------------------------------------------------------------------
NET OPERATING INCOME                     $  621,767     $  661,555     $  681,402     $  701,844     $  722,899     $  744,586
   Operating Expense Ratio (% of EGI)          56.1%          55.4%          55.4%          55.4%          55.4%          55.4%
   Operating Expense Per Unit            $    4,237     $    4,369     $    4,501     $    4,636     $    4,775     $    4,918

                YEAR                      APR-2010       APR-2011       APR-2012       APR-2013       APR-2014
             FISCAL YEAR                      7              8              9             10             11
----------------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                             $1,854,124     $1,909,748     $1,967,041     $2,026,052     $2,086,833

   Vacancy                               $   92,706     $   95,487     $   98,352     $  101,303     $  104,342
   Credit Loss                           $   37,082     $   38,195     $   39,341     $   40,521     $   41,737
   Concessions                           $        0     $        0     $        0     $        0     $        0
                                         ----------------------------------------------------------------------
     Subtotal                            $  129,789     $  133,682     $  137,693     $  141,824     $  146,078

   Laundry Income                        $        0     $        0     $        0     $        0     $        0
   Garage Revenue                        $    4,389     $    4,521     $    4,657     $    4,796     $    4,940
   Other Misc. Revenue                   $   99,042     $  102,013     $  105,073     $  108,226     $  111,472
                                         ----------------------------------------------------------------------
       Subtotal Other Income             $  103,431     $  106,534     $  109,730     $  113,022     $  116,413
                                         ----------------------------------------------------------------------
EFFECTIVE GROSS INCOME                   $1,827,767     $1,882,600     $1,939,078     $1,997,250     $2,057,168

OPERATING EXPENSES:
   Taxes                                 $  208,523     $  214,778     $  221,222     $  227,858     $  234,694
   Insurance                             $   41,693     $   42,944     $   44,232     $   45,559     $   46,926
   Utilities                             $  237,630     $  244,759     $  252,102     $  259,665     $  267,455
   Repair & Maintenance                  $   64,191     $   66,117     $   68,100     $   70,143     $   72,247
   Cleaning                              $   67,642     $   69,671     $   71,761     $   73,914     $   76,131
   Landscaping                           $   45,766     $   47,139     $   48,553     $   50,010     $   51,510
   Security                              $    5,847     $    6,022     $    6,203     $    6,389     $    6,581
   Marketing & Leasing                   $   43,474     $   44,778     $   46,121     $   47,505     $   48,930
   General Administrative                $  203,547     $  209,653     $  215,943     $  222,421     $  229,093
   Management                            $   91,388     $   94,130     $   96,954     $   99,863     $  102,858
   Miscellaneous                         $    3,382     $    3,483     $    3,587     $    3,695     $    3,806
                                         ----------------------------------------------------------------------
TOTAL OPERATING EXPENSES                 $1,013,081     $1,043,473     $1,074,778     $1,107,021     $1,140,232

   Reserves                              $   47,762     $   49,195     $   50,671     $   52,191     $   53,757
                                         ----------------------------------------------------------------------
NET OPERATING INCOME                     $  766,924     $  789,931     $  813,629     $  838,038     $  863,179
   Operating Expense Ratio (% of EGI)          55.4%          55.4%          55.4%          55.4%          55.4%
   Operating Expense Per Unit            $    5,065     $    5,217     $    5,374     $    5,535     $    5,701

Estimated Stabilized NOI     $642,287       Sales Expense Rate      2.00%
Months to Stabilized                1       Discount Rate          10.50%
Stabilized Occupancy             95.0%      Terminal Cap Rate       8.25%

Gross Residual Sale Price     $10,462,781      Deferred Maintenance           $        0
  Less: Sales Expense         $   209,256      Add: Excess Land               $        0
                              -----------
Net Residual Sale Price       $10,253,525      Other Adjustments              $        0
                                                                              ----------
PV of Reversion               $ 3,777,900      Value Indicated By "DCF"       $8,370,467
Add: NPV of NOI               $ 4,592,568                         Rounded     $8,400,000
                              -----------
PV Total                      $ 8,370,467

                          "DCF" VALUE SENSITIVITY TABLE

                                                           DISCOUNT RATE
                                ----------------------------------------------------------------------
        TOTAL VALUE               10.00%         10.25%         10.50%         10.75%         11.00%
------------------------------------------------------------------------------------------------------
                      7.75%     $8,913,442     $8,762,138     $8,614,203     $8,469,550     $8,328,097
                      8.00%     $8,781,935     $8,633,583     $8,488,527     $8,346,682     $8,207,968
TERMINAL CAP RATE     8.25%     $8,658,398     $8,512,819     $8,370,467     $8,231,261     $8,095,120
                      8.50%     $8,542,128     $8,399,159     $8,259,352     $8,122,629     $7,988,910
                      8.75%     $8,432,502     $8,291,993     $8,154,587     $8,020,205     $7,888,770

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
HUNT CLUB, INDIANAPOLIS, INDIANA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $20,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 7.75% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
HUNT CLUB, INDIANAPOLIS, INDIANA

                                    HUNT CLUB

                                                         TOTAL         PER SQ. FT.     PER UNIT     % OF EGI
                                                         -----         -----------     --------     --------
REVENUE
   Base Rent                                           $1,552,800        $ 7.65        $ 7,764

   Less: Vacancy & Collection Loss           7.00%     $  108,696        $ 0.54        $   543

   Plus: Other Income

     Laundry Income                                    $        0        $ 0.00        $     0        0.00%
     Garage Revenue                                    $    3,676        $ 0.02        $    18        0.24%
     Other Misc. Revenue                               $   82,946        $ 0.41        $   415        5.42%
                                                       ---------------------------------------------------
        Subtotal Other Income                          $   86,622        $ 0.43        $   433        5.66%

EFFECTIVE GROSS INCOME                                 $1,530,726        $ 7.55        $ 7,654

OPERATING EXPENSES:
   Taxes                                               $  174,634        $ 0.86        $   873       11.41%
   Insurance                                           $   34,917        $ 0.17        $   175        2.28%
   Utilities                                           $  199,011        $ 0.98        $   995       13.00%
   Repair & Maintenance                                $   53,759        $ 0.27        $   269        3.51%
   Cleaning                                            $   56,649        $ 0.28        $   283        3.70%
   Landscaping                                         $   38,328        $ 0.19        $   192        2.50%
   Security                                            $    4,897        $ 0.02        $    24        0.32%
   Marketing & Leasing                                 $   36,408        $ 0.18        $   182        2.38%
   General Administrative                              $  170,467        $ 0.84        $   852       11.14%
   Management                                5.00%     $   76,536        $ 0.38        $   383        5.00%
   Miscellaneous                                       $    2,832        $ 0.01        $    14        0.19%

TOTAL OPERATING EXPENSES                               $  848,439        $ 4.18        $ 4,242       55.43%

   Reserves                                            $   40,000        $ 0.20        $   200        2.61%
                                                       ---------------------------------------------------
NET OPERATING INCOME                                   $  642,287        $ 3.17        $ 3,211       41.96%
   "GOING IN" CAPITALIZATION RATE                            7.75%

   VALUE INDICATION                                    $8,287,568        $40.86        $41,438

   PV OF CONCESSIONS                                  ($   20,000)

   "AS IS" VALUE INDICATION
     (DIRECT CAPITALIZATION APPROACH)                  $8,267,568

                           ROUNDED                     $8,300,000        $40.92        $41,500

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
HUNT CLUB, INDIANAPOLIS, INDIANA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE          VALUE          ROUNDED        $/UNIT        $/SF
--------        ----------      ----------      -------      ------
  7.00%         $9,155,522      $9,200,000      $46,000      $45.35
  7.25%         $8,839,125      $8,800,000      $44,000      $43.38
  7.50%         $8,543,821      $8,500,000      $42,500      $41.90
  7.75%         $8,267,568      $8,300,000      $41,500      $40.92
  8.00%         $8,008,582      $8,000,000      $40,000      $39.44
  8.25%         $7,765,291      $7,800,000      $39,000      $38.45
  8.50%         $7,536,312      $7,500,000      $37,500      $36.97

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $8,300,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis          $8,400,000
Direct Capitalization Method           $8,300,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $8,400,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
HUNT CLUB, INDIANAPOLIS, INDIANA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                   Not Utilized
Sales Comparison Approach        $8,400,000
Income Approach                  $8,400,000
Reconciled Value                 $8,400,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 8, 2003 the market value of the fee simple estate in the property is:

                                   $8,400,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
HUNT CLUB, INDIANAPOLIS, INDIANA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
HUNT CLUB, INDIANAPOLIS, INDIANA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
HUNT CLUB, INDIANAPOLIS, INDIANA

                               SUBJECT PHOTOGRAPHS

          [PICTURE]                                          [PICTURE]

EXTERIOR - APARTMENT BUILDING                           EXTERIOR - FRONTAGE

          [PICTURE]                                          [PICTURE]

EXTERIOR - APARTMENT BUILDING                      EXTERIOR - APARTMENT BUILDING

          [PICTURE]                                          [PICTURE]

    INTERIOR - CLUBHOUSE                              INTERIOR - LIVING ROOM

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
HUNT CLUB, INDIANAPOLIS, INDIANA

                               SUBJECT PHOTOGRAPHS

    [PICTURE]                                                     [PICTURE]

INTERIOR - KITCHEN                                           INTERIOR - BATHROOM

    [PICTURE]                                                  [PICTURE]

INTERIOR - CLOSET                                      INTERIOR - COMMON HALLWAY

   [PICTURE]                                                      [PICTURE]

EXTERIOR - POOL                                               EXTERIOR - CARPORT

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HUNT CLUB, INDIANAPOLIS, INDIANA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HUNT CLUB, INDIANAPOLIS, INDIANA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

         COMPARABLE I-1              COMPARABLE I-2           COMPARABLE I-3
    CARRIAGETREE APARTMENTS      ARBOR GREEN APARTMENTS   ARBOR GREEN APARTMENTS
      (MONON PLACE APTS.)         3836 Arbor Green Lane   3836 Arbor Green Lane
        5900 Carvel Ave.            Indianapolis, IN         Indianapolis, IN
        Indianapolis, IN

            [PICTURE]                   [PICTURE]               [PICTURE]

         COMPARABLE I-4              COMPARABLE I-5
        HAWTHORN HEIGHTS          WILLOWS AT CASTLETON
          4850 E. 62nd               5850 Laketon Dr
        Indianapolis, IN            Indianapolis, IN

            [PICTURE]                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HUNT CLUB, INDIANAPOLIS, INDIANA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                   COMPARABLE
         DESCRIPTION                                SUBJECT                                           R - 1
------------------------------    ----------------------------------------------  ---------------------------------------------
 Property Name                    Hunt Club                                       Cottages at Fall Creek
 Management Company               AIMCO
LOCATION:
 Address                          5421 Calder Way                                 5653 Brendon Way West Dr
 City, State                      Indianapolis, Indian                            Indianapolis, IN
 County                           Marion                                          Marion
 Proximity to Subject                                                             0.5 miles NW of the subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)           202,848
 Year Built                       1973                                            1970
 Effective Age                    25                                              30
 Building Structure Type          Wood, w/ brick & siding facade; asphal          Wood, w/ brick & siding facade; asphalt
                                  shingle roof                                    shingle roof
 Parking Type (Gr., Cov., etc.)   Garage, Open Covered
 Number of Units                  200                                             770
 Unit Mix:                            Type                  Unit   Qty. Mo. Rent        Type               Unit   Qty.    Mo.
                                  1  1Br/1Ba                 800    56   $ 549    1  1BD/1BH-Type 1          644    0   $  545
                                  2  2Br/2Ba               1,052    72   $ 619    1  1BD/1BH-Type 1          682   68   $  556
                                  3  2Br/2Ba               1,072    32   $ 639    1  2BD/1BH-Type 1          810   52   $  622
                                  4  2Br/2Ba               1,200    40   $ 689    3  2BD/2BH-Type 1        1,120    0   $  779
                                                                                  2  2BD/2BH-Type 1        1,056    0   $  669
                                                                                  4  3BD/2BH-Type 1        1,700    0   $1,100

 Average Unit Size (SF)           1,014                                           737
 Unit Breakdown:                     Efficiency        0%    2-Bedroom     39%       Efficiency   0%         2-Bedroom   0%
                                     1-Bedroom        61%    3-Bedroom      0%       1-Bedroom    0%         3-Bedroom   0%
CONDITION:                        Good                                            Good
APPEAL:                           Average                                         Very Good
AMENITIES:
 Unit Amenities                      Attach. Garage           Vaulted Ceiling        Attach. Garage         X  Vaulted Ceiling
                                  X  Balcony               X  W/D Connect.        X  Balcony                X  W/D Connect.
                                     Fireplace                                    X  Fireplace
                                  X  Cable TV Ready                               X  Cable TV Ready
 Project Amenities                X  Swimming Pool                                X  Swimming Pool
                                  X  Spa/Jacuzzi              Car Wash               Spa/Jacuzzi               Car Wash
                                     Basketball Court      X  BBQ Equipment       X  Basketball Court       X  BBQ Equipment
                                     Volleyball Court         Theater Room        X  Volleyball Court          Theater Room
                                     Sand Volley Ball      X  Meeting Hall           Sand Volley Ball       X  Meeting Hall
                                     Tennis Court          X  Secured Parking     X  Tennis Court           X  Secured Parking
                                     Racquet Ball          X  Laundry Room        X  Racquet Ball           X  Laundry Room
                                     Jogging Track            Business Office        Jogging Track          X  Business Office
                                  X  Gym Room                                     X  Gym Room

OCCUPANCY:                        93%                                             92%
LEASING DATA:
 Available Leasing Terms          6 to 15  months                                 8 to 12  months
 Concessions                      1 - 1 1/2 Months Free                           $500 up-front discount
 Pet Deposit                      $300-$500                                       $300
 Utilities Paid by Tenant:        X  Electric              X  Natural Gas         X  Electric               X  Natural Gas
                                  X  Water                    Trash                  Water                     Trash
 Confirmation
 Telephone Number
NOTES:                                                                            None

 COMPARISON TO SUBJECT:                                                           Slightly Superior

                                                       COMPARABLE                                   COMPARABLE
         DESCRIPTION                                     R - 2                                         R - 3
------------------------------    ----------------------------------------------  ---------------------------------------------
 Property Name                    Salem Courthouse                                The Orchard
 Management Company
LOCATION:
 Address                          7007 Courthouse Dr.                             5350 Cider Mill Lane
 City, State                      Indianapolis, IN                                Indianapolis, IN
 County                           Marion                                          Marion
 Proximity to Subject             0.5 miles north of the subject                  0.25 miles east of the subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)           392,800                                         303,430
 Year Built                       1979                                            1973
 Effective Age                    5                                               25
 Building Structure Type          Wood, w/ brick & siding facade; asphalt         Wood, w/ brick & siding facade; asphalt
                                  shingle roof                                    shingle roof
 Parking Type (Gr., Cov., etc.)   Open, Covered                                   Open, Covered
 Number of Units                  388                                             378
 Unit Mix:                                Type           Unit  Qty.    Mo.                Type           Unit   Qty.     Mo.
                                  0  Studio              550    40    $ 409       1  1BD/1BH - Type 1     670   95     $ 534
                                  1  1BD/1BH - Type 1    656   104    $ 505       1  1BD/1BH - Type 2     712   95     $ 581
                                  1  1BD/1BH - Type 1    802    44    $ 525       1  2BD/1BH              852   95     $ 634
                                  1  1BD/1BH - Type 1    756    48    $ 545       2  2BD/2BH              960   95     $ 681
                                  2  2BD/1BH             933    88    $ 585
                                  2  2BD/2BH             929    64    $ 620

 Average Unit Size (SF)           782                                             799
 Unit Breakdown:                     Efficiency  16%      2-Bedroom  39%            Efficiency   0%       2-Bedroom   50%
                                     1-Bedroom   51%      3-Bedroom   0%            1-Bedroom   50%       3-Bedroom    0%
CONDITION:                        Good                                            Good
APPEAL:                           Good                                            Good
AMENITIES:
 Unit Amenities                   X  Attach. Garage         X  Vaulted Ceiling       Attach. Garage         X Vaulted Ceiling
                                  X  Balcony                X  W/D Connect.       X  Balcony                  W/D Connect.
                                  X  Fireplace                                       Fireplace
                                  X  Cable TV Ready                               X  Cable TV Ready
 Project Amenities                X  Swimming Pool                                X  Swimming Pool
                                     Spa/Jacuzzi            X  Car Wash              Spa/Jacuzzi               Car Wash
                                  X  Basketball Court       X  BBQ Equipment         Basketball Court       X  BBQ Equipment
                                     Volleyball Court          Theater Room       X  Volleyball Court          Theater Room
                                  X  Sand Volley Ball       X  Meeting Hall       X  Sand Volley Ball       X  Meeting Hall
                                  X  Tennis Court              Secured Parking    X  Tennis Court              Secured Parking
                                     Racquet Ball           X  Laundry Room          Racquet Ball           X  Laundry Room
                                  X  Jogging Track          X  Business Office       Jogging Track          X  Business Office
                                  X  Gym Room                                     X  Gym Room

OCCUPANCY:                        73%                                             95%
LEASING DATA:
 Available Leasing Terms          6 to 12 months                                  6 to 12 months
 Concessions                      None

 Pet Deposit                      $150                                            $150

 Utilities Paid by Tenant:        X  Electric               X   Natural Gas       X  Electric                  Natural Gas
                                     Water                      Trash             X  Water                     Trash
 Confirmation
 Telephone Number
NOTES:                            None

 COMPARISON TO SUBJECT:           Slightly Superior                               Slightly Superior

                                                     COMPARABLE                                     COMPARABLE
         DESCRIPTION                                    R - 4                                          R - 5
------------------------------    --------------------------------------------  ---------------------------------------------
 Property Name                    Churchill Ranch                               Lake Castleton
 Management Company
LOCATION:
 Address                          8016 Louisville Dr.                           7601 Carlton Arms Dr.
 City, State                      Indianapolis, IN                              Indianapolis, IN
 County                           Marion                                        Marion
 Proximity to Subject             Within 5-mile radius                          2.5 miles N of subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)           147,780                                       1,357,242
 Year Built                       1973                                          1980
 Effective Age                    25                                            20
 Building Structure Type          Wood, w/ brick & siding facade; asphalt       Wood, w/ brick & siding facade; asphalt
                                  shingle roof                                  shingle roof
 Parking Type (Gr., Cov., etc.)   Garage, Open, Covered                         Open, Covered
 Number of Units                  134                                           1,256
 Unit Mix:                                Type         Unit      Qty.     Mo.      Type            Unit   Qty.    Mo.
                                  2  2BD/2BH - Type 1    930      74     $ 570  1 1BD/1BH           765   210    $ 665
                                  3  3BD/2BH           1,190      32     $ 695  1 1BD/1BH           881   211    $ 890
                                  4  4BD/3BH           1,460      28     $ 775  2 2BD/1BH           944   211    $ 745
                                                                                3 2BD/2BH         1,065   211    $ 810
                                                                                4 3BD/2BH         1,291   422    $ 975

 Average Unit Size (SF)           1,103                                         1,040
 Unit Breakdown:                    Efficiency   0%       2-Bedroom   55%         Efficiency   0%        2-Bedroom  34%
                                    1-Bedroom    0%       3-Bedroom   45%         1-Bedroom   33%        3-Bedroom  33%
CONDITION:                        Good                                          Good
APPEAL:                           Good                                          Good
AMENITIES:
 Unit Amenities                   X  Attach. Garage          Vaulted Ceiling       Attach. Garage           Vaulted Ceiling
                                  X  Balcony              X  W/D Connect.       X  Balcony                  W/D Connect.
                                     Fireplace                                     Fireplace
                                  X  Cable TV Ready                             X  Cable TV Ready
 Project Amenities                X  Swimming Pool                              X  Swimming Pool
                                     Spa/Jacuzzi             Car Wash              Spa/Jacuzzi              Car Wash
                                     Basketball Court     X  BBQ Equipment         Basketball Court      X  BBQ Equipment
                                     Volleyball Court     X  Theater Room          Volleyball Court         Theater Room
                                     Sand Volley Ball     X  Meeting Hall          Sand Volley Ball      X  Meeting Hall
                                     Tennis Court         X  Secured Parking    X  Tennis Court             Secured Parking
                                     Racquet Ball         X  Laundry Room          Racquet Ball          X  Laundry Room
                                     Jogging Track        X  Business Office       Jogging Track         X  Business Office
                                  X  Gym Room                                      Gym Room

OCCUPANCY:                        91%                                           92%
LEASING DATA:
 Available Leasing Terms          6 to 12 months                                6 to 12 months
 Concessions
 Pet Deposit                                                                    $150

 Utilities Paid by Tenant:        X  Electric             X  Natural Gas        X  Electric              X  Natural Gas
                                     Water                   Trash                 Water                    Trash
 Confirmation
 Telephone Number
NOTES:                            None                                          None

 COMPARISON TO SUBJECT:           Superior                                      Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HUNT CLUB, INDIANAPOLIS, INDIANA

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

      COMPARABLE R-1           COMPARABLE R-2           COMPARABLE R-3
  COTTAGES AT FALL CREEK      SALEM COURTHOUSE            THE ORCHARD
5653 Brendon Way West Dr.    7007 Courthouse Dr.     5350 Cider Mill Lane
     Indianapolis, IN         Indianapolis, IN         Indianapolis, IN

        [PICTURE]                 [PICTURE]                [PICTURE]

     COMPARABLE R-4            COMPARABLE R-5
     CHURCHILL RANCH           LAKE CASTLETON
8016 Louisville Dr.        7601 Carlton Arms Dr.
    Indianapolis, IN          Indianapolis, IN

        [PICTURE]                [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HUNT CLUB, INDIANAPOLIS, INDIANA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HUNT CLUB, INDIANAPOLIS, INDIANA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HUNT CLUB, INDIANAPOLIS, INDIANA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HUNT CLUB, INDIANAPOLIS, INDIANA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
HUNT CLUB, INDIANAPOLIS, INDIANA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal
`         Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. John Nolan provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                 -s- Kenneth W. Kapecki
                                                 ----------------------
                                                 Ken Kapecki, MAI
                                       Managing Principal, Real Estate Group
                                  State of Indiana, Certified General Appraiser,
                                                    #CG49600008

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
HUNT CLUB, INDIANAPOLIS, INDIANA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (3 PAGES)

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
HUNT CLUB, INDIANAPOLIS, INDIANA

                                      KENNETH W. KAPECKI, MAI
                               MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Kenneth W. Kapecki is the Managing Principal for the Chicago Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation         Mr. Kapecki has over 17 years of experience in providing
                  valuation services to clients worldwide. He has a diversified background with considerable expertise in the valuation of special-purpose properties, large multilocational holdings, and investment-grade real estate. He has appraised steel mills, chemical plants, food processing facilities, airports, mines, railroad rights-of-way, hotels, and a variety of commercial and manufacturing facilities.

                  Mr. Kapecki's experience further extends to highest and best use studies, feasibility studies, lease valuation analyses, cost segregation analyses, and insurable value analyses. His reports are most frequently prepared for acquisition, ad valorem tax, divestiture, financing, allocation of purchase price, litigation support, and value reporting. Over the years, he has completed appraisals in 50 states representing over $10 billion in value.

                  Mr. Kapecki has developed a core competency in the valuation of hospitality property. He has appraised more than 150 hotels in the last two years alone for financing, acquisition due diligence, cost segregation, and feasibility. These properties consisted of a mixture of limited-service, full-service, and resort hotels located throughout the United States as well as in the Bahamas, Belize, and Guam.

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
HUNT CLUB, INDIANAPOLIS, INDIANA

Court Mr. Kapecki has testified as an expert witness in state and federal district courts and by deposition statements and interrogatory communications.

Business Prior to joining AAA in 2001, Mr. Kapecki was a senior manager in the Chicago Valuation Service Group of Arthur Andersen, where he served as the central regional team leader for real estate staff training, hospitality consulting, and the valuation of real estate. Prior to his employment with Arthur Andersen, Mr. Kapecki served as the manager of real estate valuations for Lloyd-Thomas Coats and Burchard Co.

EDUCATION                University of Wisconsin - La Crosse
                          Bachelor of Science - Geography

STATE CERTIFICATIONS     State of Illinois, Certified General Real Estate
                         Appraiser, #153000331

                         State of Indiana, Certified General Appraiser,
                          #CG49600008

                         State of Michigan, Certified General Appraiser,
                          #1201003145

                         State of Wisconsin, Certified General Appraiser and
                          Licensed
                         Appraiser, #641

PROFESSIONAL             Appraisal Institute, MAI Designated Member Chicago
AFFILIATIONS               Chapter, Admissions Committee Member, 1997 - Present

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
HUNT CLUB, INDIANAPOLIS, INDIANA

VALUATION  AND          Appraisal Institute
SPECIAL COURSES           Appraisal Principles
                          Case Studies in Real Estate Valuation
                          Fair Lending and the Appraiser
                          Highest & Best Use and Market Analysis
                          Income Capitalization, Parts A and B
                          Litigation Support: The Appraiser as an Expert Witness
                          Partial Interest Valuation
                          Real Estate Disclosure
                          Report Writing
                          Standards of Professional Practice
                          Valuation of Detrimental Conditions
                          Valuation Theory and Techniques

                        Arthur Andersen, Course Developer
                          Income Capitalization Theory and Techniques
                          Introduction to the Cost Approach
                          Property Inspection and Market Data Collection

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AMERICAN APPRAISAL ASSOCIATES, INC.
HUNT CLUB, INDIANAPOLIS, INDIANA

                           GENERAL SERVICE CONDITIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
HUNT CLUB, INDIANAPOLIS, INDIANA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.